UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 26, 2008
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In connection with the Company’s acquisition of the former Wisconsin Tissue Mills Inc. (now WTM I Company, “WTM”) commercial and industrial tissue business from Philip Morris Inc. (now Philip Morris USA, Inc., “Philip Morris”) in 1985, Philip Morris agreed to indemnify WTM and the Company for losses relating to breaches of representations and warranties set forth in the acquisition agreement .  The Company identified PCB contamination in the Fox River in Wisconsin as a basis for a claim for indemnification.  Beginning in 1994, Philip Morris has made indemnification payments in excess of $53 million for Fox River losses.  In mid-June 2008, Philip Morris asserted a claim that it did not have an indemnification obligation and refused to continue to indemnify WTM and the Company for their losses related to the Fox River.  That claim was resolved on June 26, 2008 in a settlement described in a Consent Decree filed with the Circuit Court of Henrico County, Virginia, by which, among other things, (i) Philip Morris releases its claims for recovery of past indemnification payments; (ii) Philip Morris agrees to cooperate in WTM’s recovery under certain general liability insurance policies; and (iii) Philip Morris’ maximum liability for future indemnification under the 1985 acquisition agreement is capped to $36 million.  The settlement is expected to provide substantial funds to cover the Company’s reasonably probable costs related to the Fox River matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: July 1, 2008	BY:	/s/ J. P. Causey Jr.
J. P. Causey Jr.
Executive Vice President,
Secretary & General Counsel